Exhibit 99.1

FOR IMMEDIATE RELEASE
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                REPORT IN CANCER DESCRIBES BSD MEDICAL'S PREMIER
             SYSTEM AS 'FEASIBLE AND SUITABLE' FOR USES IN TREATING
                              SOFT TISSUE SARCOMAS

SALT LAKE CITY, September 21, 2006--BSD Medical Corp. (AMEX:BSM) today reviewed an article published in the current issue of CANCER (see vol. 107, Issue 6, pp. 1373-1382), the official journal of the American Cancer Society, evaluating its premier system, the BSD-2000/3D/MR, for its application in monitoring regional hyperthermia treatments in patients with soft tissue sarcomas of the lower extremities and pelvis. The patients discussed in this report are participating in a multi-center randomized clinical trial comparing high-risk soft tissue sarcoma patients treated with a combination of chemotherapy and regional hyperthermia therapy as compared to chemotherapy alone. This study is being conducted under the direction of the European Organization for Research and Treatment of Cancer (EORTC 62961) and the European Society of Hyperthermic Oncology (ESHO RHT-95 trial) using BSD-2000 systems by BSD Medical. Rolf Issels, MD PhD of the Munich University Medical School in Grosshadern, Germany is the principal investigator. (See details on the National Cancer Institute's website at http://www.cancer.gov/clinicaltrials/EORTC-62961.) This study is nearing its anxiously awaited conclusion.

Because the BSD-2000/3D/MR has the desirable capability of imaging treatments in progress through magnetic resonance imaging (MRI) by means of a process called "thermography," 9 patients from the sarcoma study were used to test the ability of the BSD-2000/3D/MR to accurately measure the temperature of soft tissue sarcomas during treatment, as compared to actual temperature measurements taken by temperature sensors. This extensive analysis as detailed in the report was summarized in the following results: "The correlation of 13 conventional temperature measurements performed in selected patients and sessions invasively in the tumor or noninvasively in the rectum and bladder revealed an excellent correlation with MR temperatures." In conclusion, the report stated that "Noninvasive MR thermography of soft tissue sarcoma was feasible and suitable for validating the quality of heating during RHT (Regional Hyperthermia)." The report cited is copyrighted by the American Cancer Society.

BSD Medical is the leading developer of precision-guided RF and microwave systems used to treat cancer at relatively mild (high fever) temperatures, forcing the cancer into hyperthermia to kill cancer cells and boost the effectiveness of companion treatments with radiation. Research such as the current study involving high-risk soft tissue sarcomas is also being conducted on the use of hyperthermia therapy in combination with chemotherapy, or with combined radiation and chemotherapy. A large percentage of cancer patients continue to die from the disease, despite conventional therapies, and the need for improved results from these treatments is self-evident. The objective of BSD's hyperthermia systems is to provide more effective treatment with existing cancer therapies by killing cancer cells with heat and increasing tumor response to the companion therapy.

For its advanced design the BSD-2000, including its high-featured version, the BSD-2000/3D/MR, BSD Medical received last year's Technology Innovation of the Year Award for cancer therapy devices from Frost and Sullivan. The BSD-2000/3D/MR allows simultaneous MRI imaging and the operation of an advanced hyperthermia system so that the treatment can be viewed in progress through MRI images. For further information visit BSD Medical's website at www.BSDMedical.com.

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Authors of this article are Johanna Gellermann, MD, Bert Hildebrandt, MD, Rolf
Issels, MD, Hildegard Ganter, MD, Waldemar Wlodarczyk, PhD, Volker Budach, MD, Roland Felix, MD, Per-Ulf Tunn, MD, Peter Reichardt, MD and Peter Wust, MD. All represent Charite University Hospital in Berlin except Prof. Issels, who is from both the University Hospital Medical Center Grosshadern and the National Research Center for Environmental and Health, Institute for Molecular Immunology, Munich, Germany.

Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements and projections or expectations of future events, including the success of results from clinical trials mentioned involving the Company's cancer therapy systems, are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

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